                                                                    Exhibit (l)

                              PURCHASE AGREEMENT

   Purchase Agreement dated October 12, 2010 between iShares MSCI Russia Capped Index Fund, Inc., a corporation incorporated under the laws of the State of Maryland (the "Company"), and BlackRock Fund Advisors (the "Sole Initial Shareholder"), a corporation organized under the laws of the State of California.

                                   RECITALS:

   WHEREAS, the Company is an investment company registered under the Investment Company Act of 1940 (the "1940 Act");

   WHEREAS, the Company proposes to issue and sell shares of its common stock (each a "Share," and more than one Share, "Shares"), par value $.001 per Share, to the public pursuant to a Registration Statement on Form N-1A (the "Registration Statement") filed with the Securities and Exchange Commission;

   WHEREAS, the Shares have not been registered for public offering under the Securities Act of 1933, as amended; and

   WHEREAS, Section 14(a) of the 1940 Act requires a registered investment company to have a net worth of at least $100,000 before making a public offering of its securities;

   NOW THEREFORE, the Company and the Sole Initial Shareholder agree as follows:

       1. The Company offers to sell to the Sole Initial Shareholder, and the Sole Initial Shareholder agrees to purchase from the Company, such amount of Shares to be specified by the Company for an aggregate price of not less than $100,000 on a date to be specified by the Company, prior to the effective date of the Registration Statement.

       2. The Sole Initial Shareholder represents and warrants to the Company that the Sole Initial Shareholder is acquiring the Shares for investment purposes only and for the Sole Initial Shareholder's own account, and not with a view to or in connection with any resale or distribution of any or all of the Shares or of any interest therein or with the current intention to redeem the Shares.

       3. The Sole Initial Shareholder's right under this Purchase Agreement to purchase the Shares is not assignable.

   The Company and the Sole Initial Shareholder have caused their duly authorized officers to execute this Purchase Agreement as of the date first above written.

iShares MSCI Russia Capped Index
Fund, Inc.

By:     /s/  Jack Gee
        --------------------------
Name:   Jack Gee
Title:  Treasurer and Chief
        Financial Officer

BlackRock Fund Advisors

By:     /s/  Geoffrey D. Flynn
        --------------------------
Name:   Geoffrey D. Flynn
Title:  Managing Director

By:     /s/  Michael A. Latham
        --------------------------
Name:   Michael A. Latham
Title:  Managing Director

                              AGGREGATE PURCHASE

                                                        Number of
      Name of Shareholder           Name of Fund         Shares    Amount
      -------------------      ------------------------ --------- --------
      BlackRock Fund Advisors  iShares MSCI Russia        4,000   $100,000
                               Capped Index Fund, Inc.